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                                                                     EXHIBIT 4.8

                                                                       Exhibit A
                                                                       ---------


                               FORM OF DEBENTURE
No. 1,2,3

THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.


                         INFORMATION HIGHWAY.COM, INC.
                            5% CONVERTIBLE DEBENTURE

$500,000                                                           March 3, 2000
New York, New York


          1. Consideration. FOR VALUE RECEIVED, INFORMATION HIGHWAY.COM, INC. a Florida corporation (the "undersigned" or the "Company"), hereby promises to pay to the order of Senasqua Investors LLC, at its offices located at 110 Colabaugh Pond Road, Croton-on-Hudson, New York 10520 or at such other place as the holder hereof (the "holder" or the "Registered Holder") shall designate to the undersigned in writing, in lawful money of the United States of America or in New York Clearing House Funds, the principal amount of Five Hundred Thousand Dollars on the Maturity Date (as defined below). Interest shall accrue on the outstanding principal balance at the interest rate of five (5%) percent per annum. For purposes of calculating interest accrued hereon, interest shall be calculated on the basis of the actual number of days elapsed in a 360 day year. This Debenture is one of three (3) Debentures issued to the Registered Holder on the date hereof in the aggregate principal amount of one million five hundred thousand dollars ($1,500,000). The undersigned promises to pay the said principal sum in accordance with the terms of this Debenture (as defined below).

          2.  Payment.   On March 3, 2002 (the "Maturity Date") the undersigned
shall pay the holder all unpaid principal and interest, if any, on this Debenture. At the Company's option, any interest payment required to be paid on this Debenture may be made in the form of the issuance to the holder of the Company's common stock, par value $.0001 per share (the "Common Stock"), with the number of shares of such Common Stock to be payable in lieu of such interest payments to be determined in accordance with the provisions of Section 6, as if such interest payment were a portion of the principal amount of the Debenture to be converted into Common Stock.

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          Principal and interest shall be payable at the most recent address as the Registered Holder shall have designated to the Company in writing. No payment of the principal of this Debenture may be made prior to the Maturity Date by the Company without the consent of the Registered Holder, except as otherwise provided herein.

          3. Overdue Interest Payments. Interest on the indebtedness evidenced by this Debenture after default or maturity accelerated or otherwise shall be due and payable at the rate of ten (10%) percent per annum, subject to the limitations of applicable law.

          4. Holidays. If this Debenture or any installment hereof becomes due and payable on a Saturday, Sunday or public holiday under the laws of the State of New York, the due date hereof shall be extended to the next succeeding business day and interest shall be payable at the rate of five (5%) percent per annum during such extension. All payments received by the holder shall be applied first to the payment of all accrued interest payable hereunder.

          5. Issuance of Debentures. This Debenture has been issued by the Company pursuant to the authorization of the Board of Directors of the Company (the "Board") and issued pursuant to a Securities Purchase Agreement, dated as of the date hereof, by and between the Company and the Purchaser identified therein (the "Securities Purchase Agreement"). Pursuant to the Securities Purchase Agreement, the Company issued $1,500,000 principal amount of the Debentures and warrants to purchase (the "Warrants") 225,000 shares of the Company's Common Stock. The Securities Purchase Agreement contains certain additional terms that are binding upon the Company and each Registered Holder of the Debentures. A copy of the Securities Purchase Agreement may be obtained by any registered holder of the Debentures from the Company upon written request. Capitalized terms used but not defined herein shall have the meanings set forth in the Securities Purchase Agreement, including the Exhibits thereto. This Debenture and the other 5% Convertible Debentures due 2002 issued by the Company pursuant to the terms of the Securities Purchase Agreement, together with any debentures from time to time issued in replacement thereof, whether pursuant to transfer and assignment, partial conversion thereof or otherwise, are collectively referred to herein as the "Debentures."

          6.  Conversion.

          (a) Subject to and in compliance with the provisions hereof, the holder shall have the right to convert all or a portion of the outstanding principal amount of this Debenture into such number of shares of Common Stock (the shares of Common Stock issuable upon conversion of, and issuable in lieu of interest payments on, this Debenture, if any, are hereinafter referred to as the "Conversion Shares") as shall equal the quotient obtained by dividing (x) the principal amount of this Debenture to be converted by (y) the Applicable Conversion Price (as hereinafter defined) and by surrender of this Debenture, such surrender to be made in the manner provided herein.

          (b) For purposes hereof the term "Applicable Conversion Price" shall mean the lesser of (i) $6.22875 (the "Fixed Price") and (ii) the product obtained by multiplying (x) the Average Closing Price (as hereinafter defined) by (y) .80.

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          For purposes hereof the "Average Closing Price" with respect to any conversion elected to be made by the holder shall be the average of the five (5) lowest daily closing bid prices (each such price is referred to individually as a "Floating Reference Price" and, collectively, as the "Floating Reference Prices") during the twenty (20) trading days immediately preceding the date on which the holder gives the Company a written notice of the holder's election to convert outstanding principal of this Debenture. The closing bid price on any trading day shall be (a) if the Common Stock is then listed or quoted on either the OTC Bulletin Board, the NASDAQ SmallCap Market or the NASDAQ National Market, the reported closing bid price for the Common Stock as reported by Bloomberg, L.P. ("Bloomberg") or The Wall Street Journal (the "Journal") or on such day (or, if not so reported, as otherwise reported by The NASDAQ Small Cap Market, NASDAQ National Market or the OTC Bulletin Board, as the case may be),
(b) if the Common Stock is listed on either the American Stock Exchange or New York Stock Exchange, the closing bid price for the Common Stock on such exchange on such day as reported by Bloomberg or the Journal or (c) if neither (a) nor
(b) apply but the Common Stock is quoted in the over-the-counter market, another recognized exchange, or on the pink sheets, the last reported bid price thereof on such date. If the prices of the Common Stock cannot be calculated on such date on any of the foregoing bases, such prices on such date shall be the fair market value as mutually determined by the Company and the Registered Holder for which the calculation is required in order to determine the Applicable Conversion Price; provided, however, that if the Company and the Registered Holder are unable to mutually determine the fair market value, such fair market value shall be determined by a nationally recognized investment banking firm or firm of independent chartered accountants of recognized standing (which firm may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the Board and holders of a majority in interest of the Debentures. "Trading day" shall mean any day on which the Company's Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded.

          (c) If, during any period following March 3, 2000 (the "Original Issue Date"), as a result of the occurrence of any of the events set forth in Section 3(f) or 3(g) of the Registration Rights Agreement, dated as of March 3, 2000, by and between the Company and the Purchaser set forth therein (the "Registration Rights Agreement"), the Purchaser set forth therein is not able to sell shares of Common Stock issuable upon conversion of, or in lieu of interest payments on, this Debenture pursuant to a registration statement filed pursuant to such agreement, the Registered Holder shall have the right, for any purpose under this Debenture during such period and thereafter, to designate as the Applicable Conversion Price any Conversion Price that would have been applicable during such period had the Registered Holder delivered a Notice of Conversion with respect to any portion of this Debenture. "Conversion Date" shall have the meaning given such term in Section 5(b) of the Securities Purchase Agreement.

          (d) The Registered Holder shall convert this Debenture in accordance with Section 5(b) of the Securities Purchase Agreement. If the Company fails to deliver to the holder a certificate or certificates for shares of Common Stock in the period set forth in the

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Securities Purchase Agreement, the Company shall make certain payments to the holder in accordance with Section 5(d) of the Securities Purchase Agreement.

          (e) If the entire outstanding principal amount of this Debenture is not converted, the Company shall also issue and deliver to such holder a new Debenture of like tenor in the principal amount equal to the principal which was not converted and dated the Original Issue Date. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which a Notice of Conversion shall have been delivered as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date.

          (f) All shares of Common Stock delivered upon conversion of, or in lieu of interest payments on, this Debenture will, upon delivery, be duly authorized, validly issued and fully paid and nonassessable.

          (g) No fractional shares of Common Stock shall be issued upon conversion of, or in lieu of interest payments on, this Debenture. Instead of any fractional share of Common Stock which would otherwise be deliverable upon the conversion of, or in lieu of interest payments on, the principal of this Debenture, the Company shall pay to the holder an amount in cash (computed to the nearest cent) equal to the Average Closing Price multiplied by the fraction of a share of Common Stock represented by such fractional interest.

          (h) The issuance of certificates for shares of Common Stock upon any conversion of, or in lieu of interest payments on, this Debenture shall be made without charge to the payee hereof for any tax or other expense in respect to the issuance of such certificates, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued only in the name of the registered holder of this Debenture.

          (i) Notwithstanding anything herein to the contrary, at no time shall the Registered Holder (including its officers, directors and affiliates) maintain in the aggregate beneficial ownership (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) of shares of Common Stock in excess of 4.999% of the Company's outstanding Common Stock and accordingly, the Registered Holder may only convert this Debenture up to the point where its aggregate beneficial ownership (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) of shares of Common Stock is equal to or less than 4.999% of the Company's outstanding Common Stock.

          7.  Redemption by Company.

          (a) If, after the Original Issue Date, there shall occur a Change in Control of the Company (as defined below), then, at the option of the Registered Holder, the Company shall, on the effective date of and subject to the consummation of such Change in Control, redeem this Debenture for cash from the Registered Holder at a redemption price equal to one hundred twenty percent (120%) of the aggregate principal and accrued interest outstanding under this Debenture. Nothing in this subsection shall limit the Registered Holder's right to convert this Debenture on or prior to such Change in Control. For purposes hereof, a "Change in Control" shall be deemed to have occurred if (A) any person or group (as defined for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall have become the beneficial owner or owners of more than fifty percent (50%) of the outstanding voting stock of the Company; (B) there shall have occurred a merger or consolidation in which the Company or an affiliate of the Company is not the survivor or in which holders of the Common Stock of the Company shall have become entitled to receive cash, securities of the Company other than voting common stock or securities of any other person; (C) at any time persons constituting the Existing Board of Directors cease for any reason whatsoever to constitute at least a majority of the members of the Board of Directors of the Company; or (D) there shall have occurred a sale of all or substantially all the assets of the Company. For purposes hereof, the term "Existing Board of Directors" shall mean the persons constituting the Board of Directors of the Company on the date hereof, together with each new director whose election, or nomination for election by the Company's stockholders is approved by a vote of the majority of the members of the Existing Board of Directors who are in office immediately prior to the election or nomination of such director.

          (b) In the event that the Company is subject to NASDAQ Rule 4310 or 4460, if prior to the time the stockholders of the Company shall have approved the transactions contemplated by the Securities Purchase Agreement as provided in clause (B) below, the number of shares of Common Stock issued (i) upon conversion of the Debentures and (ii) in lieu of interest payments on the Debentures, if any, (collectively, the "Conversion Shares"), shall be equal to or more than 19.9% of the number of the shares of capital stock outstanding on the Closing Date (a "Redemption Event"), the Company shall have the option to
(A) redeem the outstanding principal amount of this Debenture at the redemption price of one hundred twenty percent (120%) of the principal amount hereof plus accrued interest on this Debenture, if any, or (B) call a special meeting of its stockholders for the purpose of approving the transactions contemplated by the Securities Purchase Agreement, including the issuance of the Debentures and Warrants on the terms set forth therein, together with any other approvals that shall be required so as to cause the transactions contemplated by the Securities Purchase Agreement to remain in compliance with the Rules and Regulations of Nasdaq (including Rule 4460 of Nasdaq's Non-Qualitative Designation Criteria on the occurrence of a Redemption Event; such approvals are referred to herein as the "Required Approvals"). The Company shall determine within five (5) business days following the occurrence of any Redemption Event which of such actions it shall take, and shall promptly furnish notice to the Purchaser as to such determination, including, if applicable, a notice of redemption. If the Company does not make a determination within such five (5) day period, this Debenture shall be redeemed the first business day following the end of such five (5) day period, if any, at the redemption price of one hundred twenty percent (120%) of the principal amount hereof plus accrued interest on the Debenture, if any.

          (c) If the Company elects to call a special meeting of its stockholders pursuant to Section 6(b) to obtain the Required Approvals, the Company shall obtain such Required Approvals within thirty (30) days of the distribution of the notice described in such Section (such thirty (30) day period is referred to herein as an "Approval Period"). If such approval is not obtained within the Approval Period, this Debenture shall be redeemed on the

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first business day following the Approval Period at the redemption price of one hundred twenty percent (120%) of the principal amount hereof plus accrued interest on the Debenture, if any.

          (d) If the Company fails to have a registration statement effective within one hundred fifty (150) days of the date of the Stock Purchase Agreement, at the option of the Purchaser, the Company shall redeem these Debentures at a redemption price of one hundred twenty percent (120%) of the principal amount hereof plus accrued and unpaid interest thereon, if any.

          (e) If the Company shall be required to redeem the Debentures pursuant to any of the terms or conditions set forth in this Section 7, the Company shall remit the redemption price to the Registered Holder thereof immediately upon such redemption.

          8.  Covenants.

          (a) The Company will pay all taxes, assessments and governmental charges lawfully levied or assessed upon it, its property and any part thereof, and upon its income for profits, and any part thereof, before the same shall become delinquent; and will duly observe, and conform to, all lawful requirements of any governmental authority relative to any of its property, and all covenants, terms and conditions upon or under which any of its property is held; provided that nothing in this Section shall require the Company to observe or conform to any requirement of governmental authority so long as the validity thereof shall be contested in good faith by appropriate proceedings or to pay any such tax, assessment or governmental charges so long as the validity thereof shall be contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall have been set aside on the books of the Company.


          (b) Subject to the other provisions of this Debenture, the Company at all times will maintain its corporate existence and right to carry on its business and will duly procure all necessary renewals and extensions thereof and use its best efforts to maintain, preserve and renew all of its rights, powers, privileges and franchises; provided, however, that nothing herein contained shall be construed to prevent the Company from ceasing or omitting to exercise any rights, powers, privileges or franchises which, in the judgment of the Board, can no longer be profitably exercised, nor to prevent the consolidation, merger or liquidation of any subsidiary or subsidiaries of the Company with or into the Company.

          (c) The Company will at no time close its stock transfer books against the transfer of any shares of Common Stock issued or issuable upon the conversion of, or in lieu of interest payments on, the Debentures, in any manner which interferes with the timely conversion of such Debentures.

          (d) As used in this Debenture, the term "Common Stock" shall include all stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall

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ordinarily be entitled to vote for the election of the directors of the Company.
The Company shall not, without the prior written consent of the Registered
Holder of this Debenture, issue any shares of its capital stock, other than as permitted by Section 4(i) of the Securities Purchase Agreement, in exchange for Debentures as provided hereunder or upon exercise of the Warrants in accordance with the terms thereof.

          (e) The Company will not, by amendment of its Certificate of Incorporation or By-laws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder or pursuant to the Securities Purchase Agreement by the Company, and will at all times assist in good faith in the carrying out of all the provisions of this Debenture and the Securities Purchase Agreement and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Registered Holders of the Debentures against impairment.

          (f) In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each Registered Holder of the Debentures, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          9. Limitation on Certain Corporate Acts. The Company hereby covenants and agrees that upon any consolidation or merger or upon the transfer of all or substantially all of the property or assets of the Company, the due and punctual payment of the principal and interest on all the Debentures according to their tenor and the due and punctual performance and observance of all the terms, covenants and conditions of the Debentures and the Securities Purchase Agreement to be kept and performed by the Company shall be expressly assumed by the corporation formed by such consolidation, or into which the Company shall have merged or by the purchaser of such property or assets; and such assumption shall be an express condition of such merger or consolidation agreement or agreement for the transfer of property or assets.

          10. Events of Default. In case one or more of the following events of default shall have occurred:

          (a) default in the due and punctual payment of interest upon or principal of any of the Debentures as and when the same becomes due and payable either at maturity or otherwise; or

          (b) failure to deliver the shares of Common Stock required to be delivered upon conversion of, or in lieu of interest payments on, the Debentures in the manner and at the time required by Section 5 of the Securities Purchase Agreement; or

          (c) failure of the Company to have authorized the number of shares of Common Stock issuable upon conversion of, or in lieu of interest payments on, the Debentures, or exercise of the Warrants; or

          (d) failure on the part of the Company to duly observe or perform any of its other covenants or agreements contained in, or to cure any material breach in a material representation or covenant contained in the Securities Purchase Agreement, the Debentures or the Registration Rights Agreement for a period of ten (10) days after the date on which written notice of such failure or breach requiring the same to be remedied has been given by a Registered Holder to the Company; or

          (e) a decree or order by a court having jurisdiction has been entered adjudging the Company (or any Material Subsidiary (as herein after defined)) bankrupt or insolvent, or approving a petition seeking reorganization of the Company (or any Material Subsidiary) under any applicable bankruptcy law and such decree or order has continued undischarged or unstayed for a period of thirty (30) days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company (or any Material Subsidiary) or of all or substantially all of its property, or for the winding-up or liquidation of its affairs, has been entered, and has remained in force undischarged or unstayed for a period of thirty (30) days; or

          (f) the Company (or any Material Subsidiary) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a petition or answer or consent seeking reorganization under applicable law, or consents to the filing of any such petition or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of all or substantially all of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or if the Company (or any Material Subsidiary) shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any significant part of its property which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or if the Company (or any Material Subsidiary) takes corporate action in furtherance of any of the aforesaid purposes or conditions; or

          (g) if any default shall occur under any indenture, mortgage, agreement, instrument or commitment evidencing or under which there is at the time outstanding any indebtedness of the Company (or a Material Subsidiary), in excess of $500,000, or which results in such indebtedness, in an aggregate amount (with other defaulted indebtedness) in excess of $500,000 becoming due and payable prior to its due date and if such indenture or instrument so requires, the holder or holders thereof (or a trustee on their behalf) shall have declared such indebtedness due and payable; or

          (h) if any of the Company or its subsidiaries shall default in the observance or performance of any material term or provision of a material agreement to which it is a party or by which it is bound, and such default is not waived or cured within the applicable grace period; or

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          (i) if a final judgment which, either alone or together with other outstanding final judgments against the Company and its subsidiaries, exceeds an aggregate of $500,000 shall be rendered against the Company (or any Material Subsidiary) and such judgment shall have continued undischarged or unstayed for thirty (30) days after entry thereof;

then, in each and every such case other than those specified in clauses (e) and
(f) above, so long as such event of default has not been remedied and unless the principal of all the Debentures has already become due and payable, the holder of this Debenture, by notice in writing to the Company, may declare the principal of this Debenture and the interest accrued thereon, if not already due and payable, to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything herein contained to the contrary notwithstanding and, upon the occurrence of the events specified in clauses (e) and (f) above, such principal and interest shall automatically become and shall be due and payable immediately without any action on the part of any holder of Debentures, anything herein contained to the contrary notwithstanding.

          For purposes of this Section 10, "Material Subsidiary" means any subsidiary with respect to which the Company has directly or indirectly invested, loaned, advanced or guaranteed the obligations of, an aggregate amount exceeding fifteen percent (15%) of the Company's gross assets, or the Company's proportionate share of the assets or net income of which (based on the subsidiary's most recent financial statements) exceed fifteen percent (15%) of the Company's gross assets or net income, respectively, or the gross revenues of which exceed fifteen percent (15%) of the gross revenues of the Company based upon the most recent financial statements of such subsidiary and the Company.

          11. Transferability. This Debenture is transferable, in whole or in part, only in accordance with the terms of Section 5 of the Securities Purchase Agreement. The Registered Holder may submit a written request, in person or by his duly authorized attorney, for a transfer of this Debenture on the register of the Company maintained at its principal offices. The Company may deem and treat the person in whose name this Debenture is registered as the absolute owner hereof, for the purpose of receiving payment of the principal thereof and interest hereon, whether or not the same shall be overdue, and for all other purposes whatsoever, including but without limitation, the giving of any written notices required hereunder, and the Company shall not be affected by any notice to the contrary.

          12.  Stock Splits; Dividends; Adjustments; Reorganizations.

          (a) If the Company, at any time after the Original Issue Date, (i) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (ii) issue any securities payable in shares of Common Stock, (iii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iv) combine outstanding shares of Common Stock into a smaller number of shares, the Fixed Price and each Floating Reference Price prior to the date of any such occurrence (collectively, the "Reference Prices") shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 12(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of an issuance, a subdivision or a combination.

          (b) In the event that the Company, at any time after the Original Issue Date, issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock or any convertible or exchangeable securities, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock or any such convertible or exchangeable securities (other than shares or options issued pursuant to the Company's employee or director option plans or shares issued upon exercise of options, warrants or rights outstanding on the date of the Securities Purchase Agreement and listed in the Company's most recent periodic report filed under the Exchange Act) at an effective purchase price per share which is less than the Fixed Price then in effect, then the Fixed Price in effect immediately prior to such issue or sale shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying such Fixed Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus
(2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such Fixed Price then in effect; and (y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale.

          For the purposes of the foregoing adjustment, in the case of the issuance of any convertible or exchangeable securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("Exchangeable Securities"), the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Exchangeable Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Exchangeable Securities.

          (c) If the Company, at any time after the Original Issue Date, shall distribute to all holders of Shares of Common Stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 12(b) above) then in each such case the Fixed Price thereafter shall be determined by multiplying the Fixed Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the Market Price for Shares of Common Stock (as defined below) determined as of the record date mentioned above, and of which the numerator shall be such Market Price for Shares of Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidences of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board in good faith; provided, however that in the event of a distribution exceeding twenty-five percent (25%) of the net assets of the Company, such fair market value shall be determined by an Appraiser selected in good faith by the Board and holders of a majority in interest of the Debentures. In either case the adjustments shall be described in a statement provided to all holders of Debentures of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one outstanding share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

               "Market Price for Shares of Common Stock" shall mean the price of one share of Common Stock determined as follows:

          (i) If the Common Stock is then listed or quoted on either the OTC Bulletin Board, the NASDAQ SmallCap Market or the NASDAQ National Market, the reported closing bid price for the Common Stock as reported by Bloomberg or the Journal on such day (or, if not so reported, as otherwise reported by The NASDAQ Small Cap Market, NASDAQ National Market or the OTC Bulletin Board, as the case may be);

          (ii) If the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing bid price for the Common Stock on such exchange on such day as reported by Bloomberg or the Journal;

          (iii) If neither (i) nor (ii) apply but the Common Stock is quoted in the over-the-counter market, another recognized exchange or on the pink sheets, the last reported bid price thereof on such date; and

          (iv) If neither clause (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

          (d) (1) In the event that at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of, or in lieu of interest payments on, the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether by merger, consolidation, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Paragraph 12), then and as a condition to each such event provision shall be made in a manner reasonably acceptable to the holders of Debentures so that each holder of Debentures shall have the right thereafter to convert such Debenture into, and to receive in lieu of interest payments, the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Fixed Price) issued in connection with the above described transaction.

          (2) If at any time or from time to time after the Closing Date there is a capital reorganization of the Common Stock, including by way of a sale of all or substantially all of the assets of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Paragraph 12), then, as a part of and a condition to such reorganization, provision shall be made in a manner reasonably acceptable to the holders of the Debentures so that the holders of the Debentures shall thereafter be entitled to receive upon conversion of, or in lieu of interest payments on, the Debentures the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion, or in lieu of interest payments on, the Debentures would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 12 with respect to the rights of the holders of the Debentures after the reorganization to the end that the provisions of this Paragraph 12 shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

          (e) If at any time during the period ending twelve (12) months after the Original Issue Date, the Company sells or agrees to sell (including pursuant to a letter of intent, term sheet, or similar means) shares of Common Stock or securities or options convertible into, exercisable for, or exchangeable for, shares of Common Stock (other than (i) a sale pursuant to a bona fide registered public offering of shares of Common Stock by the Company conducted on the basis of a firm commitment underwriting raising at least $10,000,000 and (ii) shares or options issued pursuant to the Company's employee, director or consultant stock option plans) then, if the effective or maximum sales price of the shares of Common Stock with respect to such transaction (including the effective or maximum conversion exercise or exchange price) ("Other Price") is less than the Fixed Price of the Debentures at such time, the Company, at the option of a holder exercised by written notice to the Company, shall adjust the Fixed Price applicable to the Debentures of such holder not yet converted in form and substance reasonably satisfactory to such holder of Debentures so that the conversion price applicable to those Debentures shall, in no event, be greater, after giving effect to all other adjustments contained therein, than the Other Price.

          (f) Whenever any element of the Applicable Conversion Price is adjusted pursuant to Section 12(a), (b), (c), (d) or (e), the Company shall promptly mail to each holder of the Debentures, a notice setting forth the Applicable Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

          (g) In the event of any taking by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible or exchangeable into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company, shall deliver to each holder of Debentures at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

          13. Remedies Cumulative. The rights, powers and remedies given to the payee under this Debenture shall be in addition to all rights, powers and remedies given to it by virtue of the Securities Purchase Agreement, any document or instrument executed in connection therewith, or any statute or rule of law.

          14. Non-Waiver. Any forbearance, failure or delay by the payee in exercising any right, power or remedy under this Debenture, the Securities Purchase Agreement, any documents or instruments executed in connection therewith or otherwise available to the payee shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

          15. Modifications and Waivers. No modification or waiver of any provision of this Debenture, the Securities Purchase Agreement or any documents or instruments executed in connection therewith shall be effective unless it shall be in writing and signed by the payee, and any such modification or waiver shall apply only in the specific instance for which given.

          16. Attorney's Fees. If this Debenture shall not be paid when due and shall be placed by the Registered Holder hereof in the hands of an attorney for collection, through legal proceedings or otherwise, or if this Debenture shall not be converted into shares of Common Stock on the Conversion Date, subject to the provisions of Section 6 hereof, and an action is brought by the Registered Holder with respect thereto, the Company shall pay attorney's fees to the Registered Holder hereof, together with reasonable costs and expenses of collection or enforcement incurred in connection with any such action.

          17. Enforcement; Specific Performance. (a) In case any one or more Events of Default shall occur and be continuing, a Registered Holder of a Debenture then outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. Each holder agrees that it will give written notice to the other holders prior to instituting any such action.

          (b) The Company expressly agrees that each Registered Holder may not have adequate remedies at law if the Company does not perform its obligations under this Debenture. Upon a breach of the terms or covenants of this Debenture by the Company, the Registered Holder shall, each in addition to all other remedies, be entitled to obtain injunctive relief, and an order for specific performance of the Company's obligations hereunder.

          18. Governing Law. This Debenture and the rights and obligations of the parties hereto, shall be governed, construed and interpreted according to the laws of the State of New York. The Company agrees that any final judgment after exhaustion of all appeals or the expiration of time to appeal in any such action or proceeding shall be conclusive and binding, and may be enforced in any federal or state court in the United States by suit on the judgment or in any other manner provided by law. Nothing contained in this Debenture shall affect or limit the right of the Registered Holder to serve any process or notice or motion or other application in any other manner permitted by law, or limit or affect the right of the Registered Holder to bring any action or proceeding against the Company or any of its property in the courts of any other jurisdiction. The Company hereby consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Debenture, and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

          19. Payee Defined. The term "payee" as used herein shall be deemed to include the payee and its successors, endorsees and assigns.

          20. Waiver of Presentment, etc. The undersigned hereby waives presentment, demand for payment, protest, notice of protest and notice of non-payment hereof.

          21. Headings. The headings contained in this Debenture are for reference purposes only and shall not affect the meaning of interpretation of this Debenture.

          22. Notices. Any notice to any party required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed to such party at the address set forth in the first paragraph of this Agreement with a copy to the Company at the address set forth below, and to the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by five days advance written notice to each of the other parties hereto.

Company:                  Information Highway.com, Inc.
                          #185-10751 Shellbridge Way
                          Richmond, British Columbia V6X 2W8
                          Attention:  John G. Robertson, President
                          Tel:  (604)  278-5996
                          Fax:  (604)  278-3409

                          With a copy to:

                          Ogden Murphy Wallace P.L.L.C.
                          2100 Westlake Center Tower
                          1601 Fifth Avenue
                          Seattle, Washington  98101-1686
                          Attention:  James L. Vandeberg, Esq.
                          Tel:  (206) 447-7000
                          Fax: (206) 447-0215

Registered Holder:        Senasqua Investors LLC
                          c\o WEC Asset Management LLC
                          110 Colabaugh Pond Road
                          Croton-on-Hudson, New York  10520
                          Attention:  Daniel J. Saks
                          Tel:  (914) 271-2211
                          Fax:  (914) 271-0889

                          With a copy to:

                          Pryor Cashman Sherman & Flynn LLP
                          410 Park Avenue
                          New York, New York  10022
                          Attention:  Mark Saks, Esq.
                          Tel:  (212) 326-0140
                          Fax: (212) 326-0806

          23. Amendments and Modification. Changes in or additions to this Debenture may be made, and compliance with any covenant or condition herein set forth may be omitted only if the Company shall obtain the written consent from the Registered Holder of this Debenture.

        [SIGNATURE PAGE FOLLOWS, REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the Company has caused this Debenture to be executed as of the date first written above.

                              INFORMATION HIGHWAY.COM, INC.


                              By:______________________________________
                                  Name:  John G. Robertson
                                  Title:  President

                             NOTICE OF CONVERSION

          The conversion form appearing below should only be executed by the Registered Holder desiring to convert all or part of the principal amount of the Debenture attached hereto.

                                CONVERSION FORM

          Date:  ____________________________________________


          TO:  INFORMATION HIGHWAY.COM, INC.


          The undersigned hereby exercises the conversion privilege upon the terms and conditions set forth in the attached Debenture, to the extent of the maximum number of shares of Common Stock issuable pursuant to the terms of
Section 6 of the Debenture, and accordingly, authorizes the Company to apply $__________ principal amount of the attached Debenture to payment in full for such shares of Common Stock. Please register such shares and make delivery thereof as follows:


          Registered in the Name of (Giving First or Middle Name in Full)

          Name ______________________________________________
                (Please Print)

          Address ___________________________________________

                             DELIVERY INSTRUCTIONS

          To be completed ONLY if Certificates are to be mailed to persons other than the Registered Holder.

          Name ______________________________________________
                (Please Print)

          Address ___________________________________________


          Signature _________________________________________



                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfer unto _______________________________________________________ the within
Debenture and all rights thereunder, hereby irrevocably authorizing the Company to transfer said Debenture on the books of the Company, with full power of substitution in the premises.

          Dated:_____________________________________________

          Signature:_________________________________________

          Print Name:________________________________________